Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Announces Reported Retail New Vehicle Unit Sales of 29,046 in September 2015, Up 21% versus September 2014
Third Quarter 2015 Reported Retail New Vehicle Unit Sales
Up 7% over Third Quarter 2014

FORT LAUDERDALE, Fla., October 2, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers, based on their respective sales transaction reporting standards, retail sales of 29,046 new vehicles in September 2015, an increase of 21% as compared to September 2014. September 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	9,306 for Domestic, up 27% versus September 2014,

•	13,593 for Import, up 17% versus September 2014, and

•	6,147 for Premium Luxury, up 20% versus September 2014.

On a same-store basis, reported retail new vehicle unit sales in September 2015 increased 18% as compared to September 2014. As previously announced, the Labor Day holiday weekend was reported in September sales in 2015 versus August sales in 2014. Industry reporting for September 2015 includes one more selling day than for September 2014.
Reported retail new vehicle unit sales in the third quarter of 2015, were 89,953, an increase of 7% as compared to the third quarter of 2014. Third quarter 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	29,202 for Domestic, up 13% versus third quarter of 2014,

•	42,668 for Import, up 1% versus third quarter of 2014, and

•	18,083 for Premium Luxury, up 14% versus third quarter of 2014.

On a same-store basis, reported retail new vehicle unit sales in the third quarter of 2015 increased 5% as compared to the third quarter of 2014.

AutoNation expects to report October 2015 retail new vehicle unit sales on Wednesday, November 4, 2015.

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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers (excluding units sold by the stores that we acquired from Valley Motors Auto Group in September 2015, which units will be included in the Company’s reported retail new vehicle unit sales news releases beginning with the release for the month of October 2015). These reports are prepared based on the sales transaction reporting standards established by the applicable automotive manufacturers, which differ from revenue recognition and other requirements under generally accepted accounting principles (“GAAP”). For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Transactions reported as retail sales include vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold by our stores to retail customers as new or used vehicles under GAAP in subsequent periods. Manufacturers sometimes provide marketing incentives to place vehicles into such programs during particular periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month and may be modified by particular manufacturers from time to time. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a peerless automotive retail experience through our customer-focused sales and service processes. Currently owning and operating 297 new vehicle franchises, which sell 35 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.